GLOBAL MED TECHNOLOGIES® DELIVERS RECORD Q3 AND NINE MONTH
REVENUES UP OVER 35% ; NINE MONTH CASH FLOWS OVER $3.3 MILLION*

DENVER, CO – (October 30, 2007) – Global Med Technologies®, Inc. (OTCBB:GLOB) (“Global Med” or the “Company”), an international e-Health, medical information technology company, today reported record revenues for both the third quarter and nine months ended September 30, 2007.

Global Med’s record revenues of $4.09 million for the third quarter of 2007 represent an increase of $1.24 million or 43.4%, over the $2.85 million recorded for the comparable 2006 period. In the third quarter of 2007, gross profit margins improved to 71.4% from 66.3% during the comparable 2006 period. Operating income for the third quarter of 2007 increased to $547,000, versus $56,000, in the comparable 2006 period. The Company’s net income for the third quarter of 2007 was $552,000, or $0.02 per basic common share outstanding, versus $60,000, or $0.00 per basic common share outstanding, in the comparable 2006 period.

The third quarter’s results marked the 13th consecutive quarter of comparable quarter-to-quarter revenue growth for the Company.

Global Med’s cash flows from operations for the third quarter of 2007 were $692,000, up from $496,000 recorded in the comparable 2006 period.

Recurring annual maintenance revenues for the quarter were running at an annualized rate of over $6.9 million. Based on backlog as of September 30, 2007, the Company’s annual recurring revenues, when all contracted customer sites are implemented, will be approximately $8.5 million. The Company’s backlog of unrecognized software license fees and implementation fees was $6.0 million, up from $3.7 million as of September 30, 2006.

As of September 30, 2007, the cash balance was $5.745 million, up from $2.554 million as of December 31, 2006.

For the first nine months of 2007, Global Med’s record revenues reached $11.78 million, up $3.10 million or 35.7% from $8.68 million for the nine months ended September 30, 2006. Operating income in the first nine months of 2007 increased to $1.19 million from $295,000 in the nine months ended September 30, 2006. The Company’s net income for this period was $1.3 million, or $0.05 per basic common share outstanding, versus $1.02 million, or $0.04 per basic common share outstanding, for the nine months ended September 30, 2006. However, during 2006, the Company recognized approximately $724,000 in gains associated with certain features of the Series A Convertible Preferred Stock until March 29, 2006, the date that such features were removed. Without these non-cash gains, net income in the first nine months of 2006 would have been $293,000. The Company believes it is important to deduct these non-cash gains in order to provide better comparability for the reader.

The Company’s cash flows from operations were a record $3.37 million for the nine months ended September 30, 2007, up from $1.01 million in the prior year’s comparable period. Cash flows included the $1.004 million deposit in escrow that was returned to the Company in May 2007 as a result of an appellate court’s reversal of a summary judgment. The Company also received an additional $80,000 in accrued interest as a result of the return of the deposit in escrow.

Third Quarter 2007 Business Developments and Announcements:

  Customer site base reached 681: 467 live sites and 214 backlog sites.
  Global Med presented at the Unterberg, Towbin and Noble Financial Group investor conferences
  Global Med’s proprietary transfusion software, SafeTrace Tx®, was issued a patent by the United States Patent and Trademark Office. Its Remote Crossmatch capability facilitates Just-In-Time Inventory Management
  Florida’s Blood Centers, the fourth largest blood bank in the U.S., signed a multi-million dollar contract with Global Med
  Labette Health of Kansas chose the SafeTrace Tx® transfusion management system
  Global Med licensed its Safe Trace Tx® software to the Cardiovascular Center of Puerto Rico and the Caribbean (CCPRC) to manage its transfusion service.
  Sarasota Hospital and Suncoast Communities Blood Bank utilized Global Med’s technology to strengthen their operating partnership.
  ElDorado Donor product was submitted to the FDA for approval.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarterly results, stated, “The Company’s revenues and cash flows for both this quarter and the first nine months of the year were the best thus far. Our revenues, recurring revenues from maintenance, and cash all continue to grow. Our goal is to have continued double-digit revenue growth for the remainder of this year and possibly annually thereafter. We continue to strive to become the global leader in medical blood bank information management. We are actively exploring complementary business acquisitions in the international arena that will help to further our mission.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med had its seventh consecutive quarter of profitability. Our revenues are at record levels and have grown rapidly. During October, we submitted our ElDorado Donor™** product to the FDA. This represents the second ElDorado product that has been submitted to the FDA and complements our ElDorado Donor Doc™ Module which received 510(k) clearance and is available for sale. The Company plans to submit additional products (510(k) medical device pre-market submissions) to the FDA for market clearance during 2008. We believe the introduction of these new products will help fuel continued revenue growth and is critical to meet our business goal to become a world leader in our market segment.”

The following table provides information related to the Company's operations for the three and nine months ended September 30, 2007 and 2006:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Three Months Ended September 30,
In (000s) Except Per Share Information
 (Unaudited)

	2007	2006
Revenues	$4,094	$2,854
Cost of revenues	1,172	961
Operating expenses	2,375	1,837
Income from operations	547	56
Other income, (expenses)
and (taxes)	5	4
Net income	$552	$60
Income per share
Basic	$0.02	$0.00
Diluted	$0.01	$0.00

Weighted average shares
outstanding
Basic	25,600	23,212
Diluted	44,469	37,604
Cash flows provided by
operations	$692	$496

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Nine Months Ended September 30,
In (000s) Except Per Share Information
(Unaudited)

	2007	2006
Revenues	$11,782	$8,684
Cost of revenues	3,566	3,009
Operating expenses	7,027	5,380
Income from operations	1,189	295
Other income, (expenses)	109	722
and (taxes)***
Net income	$1,298	$1,017
Income per share
Basic	$0.05	$0.04
Diluted	$0.03	$0.03

Weighted average shares
outstanding
Basic	24,035	23,152
Diluted	41,052	39,547

Cash flows provided by
operations*	$3,371	$1,009

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean. Together, the Donor Doc™ interactive donor health history questionnaire, SafeTrace® donor management system and the SafeTrace Tx® advanced transfusion management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company's dependence upon third-party suppliers, and other risks detailed from time to time in the Company's Form 10-KSB and other regularly filed reports. The results of operations for the three and nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for any other future period.

*Cash flows from operations for the nine months ended September 30, 2007 were $3.371 million, and included the $1.004 million deposit in escrow that was returned to the Company in May as a result of an appellate court’s reversal of a summary judgment. The Company also received an additional $80 thousand in accrued interest as a result of the return of the deposit in escrow.

**This product is not for sale in the U.S. with the exception of the Donor Doc™ module. The new product offering is being demonstrated to the international market in anticipation of its future availability.

***During 2006, the Company recognized approximately $724,000 in non-cash gains associated with certain features of the Series A Convertible Preferred Stock until March 29, 2006, the date that such features were removed.

Company Contact: Global Med Technologies®, Inc. Michael I. Ruxin, M.D. Chairman and CEO (303) 238-2000 ext. 115	Investor Contact: Paul M. Holm HL Lanzet paulmholm@gmail.com (212) 888-4570